Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-293017

February 10, 2026

DISCLAIMER COPYRIGHT © 2026 V Capital Consulting G roup Ltd and its subsidiaries . All rights reserved . No parts of this publication may be circulated without prior written approval from V Capital Consulting Group Ltd . T his material is for your private information only . All investment/ financial opinions expressed by V Capital Consulting Group Ltd are from personal research and experience and although best efforts are made to ensure that all information is accurate and up to date, occasionally unintended errors and misprints may occur . It is very important to do your own analysis before making any investment based on your own personal circumstances . Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333 - 293017 February 2, 2026 V Capital Consulting Group Limited | Fact Sheet Consultancy Services Provider 35% 25% 40% Financial Snapshot Indicative Use of Proceeds Financial Highlights 40% General Working Capital 35% Business Expansion 25% Team Expansion [ 1 ] This market capitalization is derived from an indicative price of $ 4 . 00 per Class A share, as disclosed in the preliminary prospectus . [ 2 ] Actual & audited financial figures for FY 2023 A and FY 2024 A . [ 3 ] Unaudited six months figures ended June 30 , 2025 . 1HFY2025 [3] FY2024A [2] FY2023A [2] All values in USD. $7.8 Mil $14.3 Mil $12.4 Mil Revenue $5.1 Mil $8.0 Mil $6.7 Mil Net Income $12.4 $14.3 $7.8 $6.7 $8.0 $5.1 FY2023 FY2024 FY2025 1H REVENUE NET INCOME Company Overview V Capital Consulting Group Limited (VCCG) is a multi - disciplinary consulting group with key corporate advisory practices, specializing in listing consultancy and business strategy consultancy . VCCG offers comprehensive support to clients across a broad array of industries throughout their growth and listing journey . Leveraging its in - depth expertise, VCCG assists clients in creating value by developing profitable business ideas, customizing business strategic options, delivering sector intelligence, and providing cost - saving solutions to support sustainable, long - term growth and value in a competitive market . • Business strategies formulation • Identify growth opportunities & plans implementation • Organization design & corporate governance recommendations • Identify risks & navigate potential transformation • Investor relations and public relations management Business Strategy Consultancy • Provide end - to - end listing solutions • Organizational readiness preparation & equity story crafting • Due diligence process management & professional engagements • Industry analysis & values maximization • Capital market strategies & listing regulatory approvals Listing Consultancy Services Offered Q1 2026 Indicative Listing Date 3,750,000 Class A Shares Offering Shares USD $168 Mil [1] Indicative IPO Market Cap Growth Strategies Maintain our ability to build and retain high caliber workforce Our professional team remains central to our ability to deliver high - quality consultancy services . We will continue to retain our core professionals while selectively expanding our talent base to support future growth . Leveraging our reputation for high - quality consulting services VCCG will enhance brand visibility and attract new clients by showcasing successful projects and client testimonials . Focusing on listing and business strategy consultancy, our goal is to expand our lead by continuing to provide high - quality consulting services and deliver value to our clients . Geographical Market Expansion VCCG plans to expand into high - growth regions serving global clients . We see substantial opportunities to enter additional geographies, increase market visibility, and continue making strategic investments to support global growth . US Listed Peers - Consulting For valuation purposes , we have selected the US Nasdaq/NYSE listed companies involved in consultancy industry related to VCCG as comparable peers for reference, as outline below : ICF International, Inc The Hackett Group, Inc Franklin Covey Co Resources Connection, Inc Peer Company NasdaqGS : ICFI NasdaqGS : HCKT NYSE: FC NasdaqGS : RGP Exchange & Ticker $1.74 B $535.56 M $245.91 M $148.08 M Market Cap • A consulting & technology services firm that helps government and commercial clients address complex policy, business, technology related and communications solutions. • A consulting firm that provides generative AI – enabled insights, benchmarking, best practices, and digital transformation services to improve enterprise performance. • A consulting firm specializing in leadership, productivity, execution, sales performance & educational improvement to clients through direct offices, licensees, and digital platforms. • A consulting firm provides on - demand professional services to global clients in areas of finance, accounting, technology, risk and compliance, supply chain, and transformation initiatives. Business Overview Currency in USD. | Source: Yahoo Finance. | Market data as of 21 - Jan - 2026.

DISCLAIMER This presentation includes statements that are, or may be deemed, "forward - looking statements . " In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms "believes", "estimates", "expects", "plans", "may", "could", "might", "will", "should", "approximately", "potential", or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in several places throughout this presentation and include statements regarding intentions, beliefs, projections, outlook, analyses, or current expectations concerning . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition, liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in our Registration Statement initially filed with the Securities and Exchange Commission on July 23 , 2025 , for our proposed initial public offering (the "Registration Statement") . In addition, even if our results of operation, financial conditions, liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation . This presentation highlights basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward - looking statements . We have filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates . The Registration Statement has not become effective yet . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC Web site at http : //www . sec . gov . The preliminary prospectus, F - 1 Registration Statement is available on the SEC Web site at : https : //www . sec . gov/Archives/edgar/data/ 2052443 / 000121390026008900 /ea 0273847 - f 1 _vcapital . htm Alternatively, we or any underwriter in the offering will arrange to send you the prospectus if you contact vccg _ enquiry@v - capital . co .